CONSENT OF WILLIAM CROWL

The undersigned hereby consents to the references to, and the information derived from, the report titled “NI 43-101 Technical Report, La Libertad Mine, La Libertad Region, Nicaragua” dated March 27, 2015, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ William Crowl
William Crowl
June 13, 2017